[LETTERHEAD]
                                  SQUAR MILNER


December 28, 2004                                            Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  LEEP, Inc. (formerly Leading-Edge Earth Products, Inc.)
     Commission File No. 93-67656-S


We have read the statements that we understand LEEP, Inc. (formerly LeadingEdge Earth Products, Inc.) will include in Item 4.01 of the Form 8-K/A report it will file regarding the recent change of independent registered public accounting firm. We agree with such statements made insofar as they relate to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

SQUAR, MILNER, REEHL & WILLIAMSON, LLP

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP


Newport Beach, California